Exhibit 99.1

FTI Consulting # 11041990

FTI Consulting Third Quarter 2005 Results

November 1, 2005, 11:00 a.m., ET

Moderator: Jessica Liddell

Operator:	Good morning, ladies and gentlemen, and welcome to the FTI Consulting Third Quarter Results conference call. Following opening remarks from FTI’s management, there will be a brief question and answer session. If you have a question, please press the star followed by the one on your touchtone phones.

I would now like to turn the conference over to Ms. Jessica Liddell with the Abernathy McGregor Group.

Please go ahead, Ms. Liddell.

Jessica Liddell:	Good morning and thank you for joining us to discuss FTI’s third quarter results. By now you should have received a copy of the earnings press release, which issued yesterday.

Before I begin, I’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flows in some prior periods and expect that this may occur from time to time in the future. As a result of these fluctuations, the company’s actual results may differ from our projections. Further preliminary results are subjected to normal year end adjustments. Other factors that can cause those differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

Jack Dunn:	Thank you very much. Good morning, everyone, and thank you for joining us today as we discuss our financial results for the third quarter of 2005. Joining me on the call are Dennis Shaughnessy, our Chairman, Ted Pincus is our CFO, and Dom DiNapoli, our Chief Operating Officer.

By now I hope that you have had a chance to read our press release that we issued last evening. So rather than reviewing results in detail, I’d like

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to use the formal comments portion of this call to highlight certain elements we believe would be most interesting to you and then turn it over for questions. I would also like to give you some color on the activity in our markets and the dynamics effecting those markets.

We had a very good third quarter with record revenues and strong earnings growth across our business segments in what is traditionally our slowest quarter of the year.

More than this, however, I think that the takeaways for this period are the investments we’ve made in people, our markets, and not only growing but improving our performance on our existing level of business and our solid revenues to set the table for the fourth quarter and beyond.

With regard to the people, in the quarter we made a significant and I believe critical investment in the business to maintain and continue to attract the highest caliber professionals. During the quarter we added to headcount by 78 revenue generating professionals, including 11 senior managing directors and we affiliated with three high profile PhD economists. We invested almost a million dollars or more in compensation and recruiting fees and expenses to accomplish this goal. As is often, and hopefully always the case, the area of expertise of these senior superstars I believe is a window on where we think the market is headed. Three of them are in the interim management business, including a senior person to head our European operations. Two were in telecom. Three were in transaction support where we do due diligence and transaction reviews for investors and businesses. One was intellectual property. One was in insurance. And one was in energy. On the economic side, their expertise encompass food and drug administration work, healthcare, damages and marketing.

With regard to our markets, in particular the forensic accounting and financial investigations practice had an exceptionally strong performance in the quarter, related to activity in insurance and hedge fund investigations. Merger and acquisition activity in the telecom industry and litigation support of strategic counseling in the energy sector also serve to drive revenues in our economic consulting segment. We continue to expect the demand for forensic accounting and financial investigation to remain strong. As telecom companies adjust to the new post mega merger world, we foresee activity in the telecom sector shifting into a strategic and litigation phase. We expect the energy business to remain robust as large fuel price sensitive companies, including producers and utilities, adjust to a higher price environment. We believe our publicly announced roles in high profile restructuring matters such as Asarco and Northwest and most recently Entergy as well as our continuing work with Delphi will positively impact our corporate finance restructuring practice in the fourth quarter. And perhaps more importantly indicate that energy and interest rates are finally beginning to take a toll.

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Furthermore, the continued success of our cross selling and cross utilization programs will continue to drive growth through the remaining half of 2005. With regard to our segments as regulatory interventions continue at an unprecedented pace and litigation matters continue to stem from regulatory activity as well as increasingly active shareholder suits, our clients needs are becoming more immediate and increasingly complex. Our ability to leverage the different parts of our business to serve the whole cycle of a client’s needs has been what continues to distinguish us competitively from our peers.

In forensic litigation technology the driving forces of tighter standards and reporting procedures and increased investigation activity continued to place our services in strong demand. In addition, I believe that we will begin to see some of the tangible results of our efforts to help victims of hurricanes Katrina and Rita much as we helped folks after the 911 tragedy will start to impact both the fourth quarter and years to come as we look at business interruption issues, helping financial institutions get back on line and we even have proposal in to certain governmental agencies to help them with the oversight of these matters much as we did again in 911. Revenues for the forensic litigation technology segment increased 25.5 percent to $55.2 million in the third quarter from $4 million last year. Segment EBITDA was $16.8 million, a 30.4 percent of revenues, an increase of 43.6 percent from $11.7 million in the prior year.

The investments in our technology business continue to pay dividends and remain an important avenue of growth for us. This quarter our combined technology operations generated approximately $19.6 million in revenues compared to $11.3 million in the prior year quarter. In economic, the third quarter of 2005 introduced several large business opportunities for our economic consulting group, again in the M&A area. And we expect this business to finish strong in 2005. This quarter economic consulting revenue was up 42 percent from last year, while segment adjusted EBITDA increased 111.8 percent from the prior year. Significant M&A activity in the telecom industry is expected to give rise to litigation and strategic consulting on a heightened basis in the post merger fallout, while increased litigation activity in the energy sector, as well as an active regulatory environment all contribute to growth in this business. In economic consulting we were continuing to focus on driving organic growth by building upon existing relationships, bolstering the size and strength of the team on developing those strategic alliances with industry specialists such as the ones that I spoke of.

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In corporate finance restructuring we were again pleased with our performance this quarter. Revenues for the quarter were $49.6 million, an increase of 22.8 percent from the third quarter of 2004. This was a very good result in what is still a terrible market, and I think it’s a wonderful job that these folks have done to both diversify their practice and to go out there and really get the work that’s available. Once again, in all the lead tables we are number one by a factor of three.

Segment adjusted EBITDA also grew to $14 million from $13.5 million in the prior year. Activity in the restructuring market is beginning to increase and we are very well positioned to continue to capitalize on this expansion. The depth of our services is unmatched and our expertise is certain — in certain industry sectors, particularly health care, energy, automotive and telecom, distinguishes us from our peers. In addition, we have a national platform and unique specializations which cannot be matched by boutique firms. But we are not encumbered by restrictions facing the Big Four that continue to increase in terms of the Sarbanes Oxly strictures on what the Big Four can do both here and abroad. This quarter we were also pleased by the growth of our international service business, Paladium Partners, it was particularly active and we were involved in a number of high profile restructurings.

With regard to our results as we mentioned there were a number of one time and special items that totaled approximately 4 cents per share and effect comparisons for the quarter. We took a non-cash charge of approximately $1.7 million or approximately 3 cents per diluted share for the non-cash write-off of deferred financing costs associated with the early extinguishments of $142 million term loan in connection with our successful $350 million debt offering and refinancing that we accomplished in August. In the quarter we also announced that we would incur a one time charge of approximately $900,000 or approximately 1 cent per diluted share in connection with the company’s sub-lease for 30 months of a portion of our New York facility. We also, as I mentioned, made a significant amount of investment in our people.

In closing, I’d like to take a look at the remainder of the year. Based on results for the first nine months of the year, we have updated our outlook for the remainder of 2005. We now anticipate revenues for the remainder of 2005 to range from $503 million to $512 million for the full year. Earnings per diluted share are expected to range from $1.28 to $1.35 before one time charges. EBITDA is expected to range from $121 million to $126 million. And cash flows from operations to range between $75 million and $85 million. To get to the high end of these ranges will depend on the mix of business and will require us to earn certain success fees in the fourth quarter. The timing of which is often hard to predict, but we’re confident that — in the ultimate recovery of those amounts.

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Overall, we are pleased with this quarter and with our progress this year from the standpoint of what they bode for the future.

With that, I’d like to open up the call for questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you wish to decline from the polling process, please press the star followed by the two.

One moment for our first question.

Once again, ladies and gentlemen, if you have a question, please press the star followed by the one on your pushbutton phone. If you wish to decline from the polling process, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection and your questions will be polled in the order they are received.

One moment for our first question.

And our first question comes from Josh Rosen with CSFB.

Please go ahead.

Josh Rosen:	Yes, thank you. A couple of questions that come to mind. First just would like some general commentary on the hire environment. You guys have had a lot more success lately pulling in talent. And, Jack, you alluded to just the raw numbers on the call, but would be curious just from a qualitative standpoint what the flavor is out there in terms of professionals coming out of the Big Four still. You know, how competitive it is for talent, et cetera.

Jack Dunn:	Well, I think it’s a — certainly it’s a healthy market. We and our competitors all see the same market factors so that — I think what is an advantage to us and I can’t quantify it exactly in dollars, but I don’t think the decision these folks make is on price alone. If you look at the number of folks that we’ve hired, you’ll see that there was a historical relationship with many of our people. I think there are a number of folks at the Big Four who either stayed there following the shock of Sarbanes Oxley or who went into smaller boutiques for a while who are kind of waiting to see the lay of the land. So that I think, again, if you look at each of the individual hires on the economic side as folks that are PhD economists knew from their associations with Stanford and Harvard and places like that and Chicago and North Western. If you look at — in the Paladium Partners case you look at the folks that joined us, they came from

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historical relationships with our folks. And I think people are seeing the market strong. I think they’re seeing that we’re working on a large number of very, very interesting cases that were built to last. So I think that’s what’s allowed us to really, you know, turn up the spigot here. I think we’re in a second phase, as I mentioned on a prior call, there was a first call where there was an early reaction to Sarbanes Oxley then I think there were the folks who waited to see how it would shake out. Now I think you see a number of strong competitors like ourselves who are clearly going to be there for the distance.

Josh Rosen:	Okay. No, that’s very helpful, Jack. Thank you. And then we — we’ve talked historically about the business model with which FTI approaches the market in terms of the pyramid structure you have relative to some of your peers. You generally operate with a little bit higher utilization, a little bit higher bill rate than some of your peers. Just curious how that is shaking up in the current environment, particularly as we’ve seen, you know, very strong revenue trends this quarter, good utilization trends. Really the only knock would be that your bill rates have come back a little bit. Just wanted to get some sense for if the pyramid is flattening out a little bit at this point or if it’s just, you know, simply a matter of business mix issues that are creating that?

Jack Dunn:	It’s an interesting business mix issue because given the volume of work we have the young people that came, we were able to put to work right away which means the utilization was incredibly good for them. With some of the senior folks it’s going to take them, as we’ve talked before, a little bit to ramp up a transaction. A support person doesn’t just come a senior SMD level person or even a PhD economist with a book of business. So you’ll see that hopefully get back to our normal standards on bill rate as those people again pick up. It’s easier to put a younger person to work than it is to bring and start up from scratch a senior person.

Josh Rosen:	Okay. And then just the last question I had was, you know, it was a particularly good quarter in the economic consulting arena and just curious if there was anything, you know, that jumps out relative to specific engagements there or specific things come into fruition that led to that really strong quarter?

Jack Dunn:	Well, as we’ve mentioned before, we were a strong beneficiary of the telecom work earlier in the year. What has been remarkable is the way that our energy business has performed. And it’s not really Katrina or Rita related as much as it price related in terms of all those things that, first of all, from a litigation standpoint that didn’t make so much difference early on. Everything from hedging strategies, et cetera to the price of the crude in the ground to now looking at strategies for high users of energy in their network strategies business has been particularly strong. And we’re

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continuing to see a fair amount, you know, probably our three largest cases in economic which are confidential would be M&A related not in telecom at the moment.

Josh Rosen:	All right. Thank you very much.

Jack Dunn:	Thank you, Josh.

Operator:	Thank you. The next question comes from Matt Vidorioso with Goldman Sachs. Please go ahead.

Matt Vidorioso:	Thank you. Just given your large cash balance, could you talk a little bit about the acquisition opportunities that you’re seeing? Are there any specific industries that you’re trying to gain access to, sort of like you did with Cambio in the healthcare industry? And then on those same lines, you’re now the advisor for Delphi. Could you elaborate on your efforts to penetrate the auto industry?

Jack Dunn:	We have — if I can go in reverse order, just because we have a long history of working for the auto related industry. I mean, when you go back over the last five years in most of the major, if not all the major supplier cases, you’ll find that we were there representing one party or another. So that doesn’t represent anything new to us and our folks that are translated there in Detroit that’s the good news and the bad news. They’ll continue to be there for quite some time. In terms of the cash on our balance sheet, the acquisition market continues to be a good one because I think that people have seen both a good year and have seen a bright future. So it’s a good time for them to think about perhaps joining with a larger company. Also, I think the trend toward multi-nationalism toward other things like that bode for there being a continuing consolidation in our business. We have, you know, as we mentioned earlier in the year, we saw prices click up maybe one click, but we haven’t seen anything — you know, the market run away from us. And then I also would mention we put our money where our mouth is so to speak in terms of our stock buy backs with a major commitment early this year, and we continue to have availability in that regard for another $40 million, I guess almost $40 million through the next 12 months. And if — will be both opportunistic buying if the opportunity should arise and hopefully it will not, but it also will be to help effect any, you know, dilution we would have from using stock in our acquisitions and things like that. So we want to do a real good management of our share count out there.

Matt Vidorioso:	Okay. Thank you very much.

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Jack Dunn:	I think one other part of your question was particular industries we were looking at. As we mentioned before, in our three legged stool we’re tilted a little bit down towards the economic side. So I think we would be looking in that area for a number of reasons. One, because it’s — we like the balance that our portfolio is achieving right now. We also see that as one of the, perhaps, best additional entrees or kind of name making opportunities to go into Europe. We’ve already had some good success with some securities cases and things like that in Europe and would like to follow up on that.

Matt Vidorioso:	Would that also follow along with ‘06 hiring of SMD’s. Would you look more into the economic consulting area for hiring them?

Jack Dunn:	Well, the good news about that is we will look to hire some, but you can also — it’s a tremendous market from being able to what we call affiliate. There’s some we have on staff. There’s some that signed agreements to be exclusive providers to us. So we would look to do that as well, yes.

Matt Vidorioso:	Terrific. Thank you.

Operator:	Thank you. Our next question comes from Toby Somner with Sun Trust Robinson Humphrey.

Please go ahead.

Mike:	Yes, hi. This is Mike in for Toby. Just a couple quick questions and I’m sorry if they’ve already been addressed. I had to hop on a little bit late.

Regarding to the — kind of the new bankruptcy laws and kind of the — we saw a lot of influx new banker fees on the personal side. Have you guys seen a decent amount of any kind of pick up trending forward on the business side? Anything that you’ve seen?

Jack Dunn:	I think we’ve seen general, you know, market conditions more than the effect of the new bankruptcy law. The — you know, there are a couple that decided to take advantage of it right before the end because of certain factors that had about being able to retain people. But let me turn that one over to Dom DiNapoli.

Dom.

Dom DiNapoli:	Yeah. I think the up tick in the bankruptcies, they happened right before the new law went into effect. I think what we’re seeing now as Jack

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alluded to in his opening comment, is, you know, the fact that with energy prices as high as they are and with, you know, many people not suggesting they’re going to come down in the near term, how many companies five years ago were projecting $60 a barrel for oil? So just about any industrial company that has in its raw materials the petroleum based product has to feel the pinch of the cost increase that they have and the question is, you know, how many of them are going to be able to pass that on to their ultimate customers? That’s a big question. That’s something that they’re wrestling with. You look at — as interest rates start edging up, there’s a large number of high yields that were done over the last 12 months that, you know, could put some pressure on their ability to pay their interest, particularly in light of the higher costs of energy. And, you know, when you put those two items together, you know, we — we’ve been talking about an up tick in the bankruptcy and the restructuring market for the last like two years. No one has got a crystal ball to see when it’s really going to occur although I think over the last three months the large cases that we’ve been fortunate enough to get involved in, as Jack mentioned, certainly gives us a little bit of encouragement that that part of our practice is going to start picking up over the next six to 12 months.

Mike:	Okay. Great. And, once again, sorry if this has already been addressed. The decent amount of new hiring that went on in the quarter, just wondering if you could give any color as to kind of when you’d see a ramp up in productivity and in higher utilization rates coming from those new hires?

Jack Dunn:	I think we did a pretty good job of getting folks to work. I would think that certainly the — you’ll see — hopefully what we were predicting as an increase in that level during the fourth quarter and then certainly we usually pick up in the first quarter as being one of our stronger quarters. So I think it should be relatively immediate. We — you know, there’s always the — you know, the holiday issue that we face, but that’s — barring that, that’s what we see.

Mike:	Okay. Great. Thanks, guys.

Operator:	Thank you. Our next question comes from Arnie Ursaner with CJS Securities.

Please go ahead.

Arnie Ursaner:	Good morning. A couple of real quick questions, if I could. On the success fees that you mentioned. Is that tied to a single contract or is it a number of different contracts?

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Jack Dunn:	It’s a portfolio of contracts that will come due over the next, you know, two to three months. The question is, with year end pushes on whether they close in the fourth quarter or the first quarter.

Arnie Ursaner:	Okay. You also discussed the incremental expenditure to hire people of about a million dollars. I’m trying to get a sense of how that would have compared to other time periods, either last year or this year. Is that a million incremental to what you spent before?

Jack Dunn:	Actually, I believe the number just on recruiting fees was in the neighborhood of a $1.2 million or $1.3 million. The million related to the 11 SMD’s that were — you know, that were profiled in the release. So on — given that we had an unprecedented number of hires or additions totally, I would think that would be somewhat higher, probably by a magnitude of at least twice or so that would be our normal practice.

Arnie Ursaner:	Okay. And you — entering the — last year the deal you had when you made you major acquisition, and have been cycling through hiring and signing contracts for most of the people. According to my notes you had about 30 people that needed to be resigned prior to the end of the contract. Can you give us a little bit of an update on where we stand on signing contracts with people you’d like to retain?

Jack Dunn:	Yeah. We actually are in the process now. We have about — I think there — that first group that you mentioned goes through August. We have in the interim since they’ve joined we have now about 35 or so — you know, 65 is the total in the group. And we’ll begin that process before the holidays begin. So in the next couple of weeks we will begin the process of beginning to unveil new contractual offers to those folks.

Arnie Ursaner:	Okay. My final question in corporate financial restructuring, your EBITDA margin was significantly lower than the previous year. I’m not sure you gave us a clear explanation as to what drove that down?

Ted Pincus:	On a lot of the — a lot of the recruiting costs and the compensation costs, you know, in excess of their own revenue production happened in corporate finance in anticipation as Dom said of this pickup, you know, beginning some time of this next ensuing period.

Arnie Ursaner:	So would you expect the margins to return to the level similar to what you had last year?

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Ted Pincus:	You could expect that practice to generate somewhere between 30 and 35 percent margins taken as a whole for a year.

Dom DiNapoli:	And the other — you know, the last piece of that margin puzzle is, you know, when are these deals going to close so we can get the success fees in. That was another piece of the margin that hopefully will get most, if not all of it in the fourth quarter. But as Jack said, you can’t time it perfectly. Some may flip to the first quarter.

Arnie Ursaner:	Okay. Thank you very much.

Jack Dunn:	Arnie, just as an adjunct to your question, Arnie, the number of people we have to resign is down by one. I have the good fortune to report that Dom DiNapoli who was the leader of the group that joined us almost four years ago has extended his agreement with us through 2011. So that’s the first, I hope of a lot of great news coming up by year end.

Arnie Ursaner:	Okay. Thank you.

Operator:	Thank you. Our next question comes from David Gold with Sidoti & Company.

Please go ahead.

David Gold:	Hey, good morning.

Jack Dunn:	Good morning.

Dom DiNapoli:	Good morning.

David Gold:	Dom, glad to hear you’ll be around as long as I am.

Dom DiNapoli:	Thanks, David.

David Gold:	A couple of questions. There — just following up on the hiring side. It looks to me like, for I guess a couple of different reasons on the varied quarter, you really — maybe as much if not more hiring than you thought about doing through the end of the year, I mean, I guess using your, you know, year end target numbers it looks like you’re pretty happy with the talent pool just now.

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Jack Dunn:	Yes.

David Gold:	And just curious on two fronts why — one, if you can talk about, aside from — I guess the obvious opportunity out there pushed you to basically do all the hiring in the third quarter. Was it more opportunistic and you had good people in front of you, or was it more the ramp up of, you know, business that you felt you had to bring these people in house sooner?

Dom DiNapoli:	I think it’s all of the above. Third quarter, you know, when you’re hiring younger kids from school, the third quarter is when you start recruiting and bringing them on board and put them through some training. You know, put them on assignments as quickly as we can. As far as the more experienced hires, in particular the SMD’s, that’s really opportunistic. When they’re very talented, the professional is available that can expand our practices, you know, we jump on that opportunity. So we were just fortunate enough in this period to be able to attract 11 new SMD’s.

Jack Dunn	I think on the — on the younger folk side, one thing we’re seeing going into year end this year that is a little bit different from last year, and Dom I’d like your thoughts on this, but we seem to be involved in a little bit larger cases? They seem to have a momentum of their own. A lot of these investigations are not going away. A lot of — you know, when we mention the four bankruptcies that we mentioned, you know, those are cases that give us the confidence to go out and do the hiring. We always have, through the history of the company have tried to, you know, monitor the work we have pretty carefully with the hiring practices and we certainly have — rather have too much work than too many people.

David Gold:	So on that note, particularly restructuring, you feel that you’re — let’s say amply staffed for all the business that, you know, presumably is coming in the door just now?

Dom DiNapoli:	Yeah. I think we’re — we’re at a good staffing level now. We’ve brought on, you know, a fair amount of new people at the end of the third quarter. Plus, you know, as we’ve discussed on prior calls, we like to move people around from practice area to practice area that have similar skill sets. It provides them an opportunity to see different types of work and provides us an opportunity to keep our utilization at the levels that, you know, we plan to keep them at.

David Gold:	Okay. And then — on the ramp up on hiring expenses, you know, recruitment costs and whatnot, how does that compare — to ask it a little bit differently than Arnie did, how does — how do, let’s say, the signing bonuses, recruiting fees, et cetera, compare to what you’ve historically had to do to bring people in the door?

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Jack Dunn:	You mean in terms of — is this about the competitiveness of the hiring market out there?

David Gold:	Right.

Jack Dunn:	I don’t think it’s much different than what we’ve had to do in the past. I think that we got a number of players who are unusually gifted in their field. I mean, our opportunity with Paladium Partners in London was certainly a coup for us. Got us a lot of notoriety in the market there. We brought in a gentlemen who is really, you know, with a 30 year history in the insurance business — industry, which in this marketplace he’s already, you know, helped us with a number of closing of major opportunities. So probably the — what was unusual in this period was maybe the — you know, maybe stepping up a little bit to get somebody with a particular expertise or book of business.

David Gold:	Okay. All right. Fair. And then just one last one if I might. Ted, how significant to the seven cent swing that we potentially could have based on guidance in the fourth quarter or are the success fees?

Ted Pincus:	Zero to three cents.

David Gold:	Very good. Thanks.

Operator:	Thank you. Our next question comes from Bob Bridges with Sterling Capital Management.

Please go ahead.

Bob Bridges:	Good morning.

Jack Dunn:	Good morning.

Bob Bridges:	Just looking at the EBITDA margins in the forensic business and the last quarter they spiked up nicely, I think a good bit of that was due to the Raytel acquisition and they’ve come back down this quarter, presumably on the utilization and the bill rate and so forth. Are there — is there anything else in play in — with this quarter, where should be expect that to go given some of the tuck-ins that you’ve been doing recently?

Ted Pincus:	Realistically, very small changes in utilization contribute to larger changes in margin. Utilization really is the major contributor to those changes. Like corporate finance, that business could have margins in any given quarter and for the year between 30 and 35 percent. With the utilization being the principle factor.

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Bob Bridges:	Okay. Also, looking at DSO’s over the last year or so, those have risen steadily in terms of working capital or DSO’s, however you want to express it. What would you say it would be in a reasonable expectation for the coming year?

Dom DiNapoli:	Actually DSO’s themselves have not risen dramatically at all. We’ve been keeping them below 90 days. They’re about 88, 89 days for the last several — last two quarters. The total dollar amount of receivables and work in process have been rising commensurate with the same DSO’s but with higher revenues. And as is customary the unbilled receivable realistically represents — the vast majority of that represents the production of the previous month, which can always vary at the end of any given quarter.

Bob Bridges:	Do you typically bill at the end of the month?

Dom DiNapoli:	No. We typically bill during the next month. So, for example, production in the month of September is billed in October and our balance sheet will show an amount for unbilled receivables at September 30th.

Bob Bridges:	Okay. And maybe the last question. Do you break out what organic growth is within each of your segments on a trailing 12 basis? There’s been a lot of acquisitions this year and I’m just trying to get a sense as to what the real organic growth would be?

Jack Dunn:	No, we have traditionally not put that out as a separate number.

Bob Bridges:	Thanks a lot.

Operator:	Thank you. Next question comes from Bill Sutherland with Benning & Scattergood.

Please go ahead.

Bill Sutherland:	Good morning. Most of my questions have been touched on. I thought, Jack, maybe you can give us a little color on the tech, it’s not a segment yet, but, you know, you’re talking about the size of that grew significantly and how much — how much business you’re getting from the various units there?

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Jack Dunn:	Well, the — you know, clearly the — in the post attorney general of New York world the amount of large document cases which we’re being required to respond to has just been, you know, growing expeditiously and I’m sure that’s true of all of our competitors. Our hosting business continues to go very nicely. It’s not the — you know, it won’t grow as fast as the electronic evidence business, but every time you get a new client there you’re building up an annuity business. So we’ve been very pleased with that. So the big area, I think, probably in the quarter there has been the electronic evidence and the consulting that would go around with that.

Bill Sutherland:	Okay.

Jack Dunn:	One of the things that perhaps people don’t realize, you know, you think of the electronic evidence going in, capturing e-mails, capturing the information, that kind of thing. There’s also a tremendous amount of work that’s done in securities cases and things like that where you actually need to be able to analyze the data and we’ve been able to put together programs and things like that. So that would also be part of our electronic evidence offer.

Bill Sutherland:	Okay. I was going to actually ask if you did have an organic growth number for the quarter, but I guess you’re not calculating that for us?

Jack Dunn:	Right.

Bill Sutherland:	Okay. Thanks.

Operator:	Thank you. Ladies and gentlemen, if you have an additional question, please press the star followed by the one. And as a reminder, if you’re using speaker equipment, you will need to lift the handset before pressing the numbers.

Our next question comes from Gabner Vaughner with Chain Capital.

Please go ahead.

Gabner Vaughner:	Hi. The first question I have is on the EBITDA guidance you have given for the corporate finance and restructuring group. The mid point of that guidance is down $5.5 million relative to the last guidance you gave on August 2nd. Can you explain this variance, please?

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Ted Pincus:	A major portion of the investment that we talked about in this third quarter happened in the corporate finance business, and that, of course, is the — is a permanent difference for that business for the, you know, as you look at the year taken as a whole. And that accounts for the vast majority of it.

Gabner Vaughner:	So it’s the headcount additions, effectively, in that segment?

Ted Pincus:	Yeah. The other thing that accounts for some of this, as Dom pointed out and as we have been talking about over the last half year, is that we do move people around between practices to give them some exposure to different types of engagements. And so you very often will have people who are, quote, assigned to one segment, working on cases in another segment and vice versa. And that, as we pointed out in our press release, tends to have somewhat of an effect on to the reported margins of each of the respective segments, but doesn’t effect the reported EBITDA of the company taken as a whole.

Gabner Vaughner:	The other question I have is on share count. It seems like the consensus this quarter was surprised by the share count. And I’m wondering what you see the next quarter’s share count to avoid such confusion in the future?

Ted Pincus:	I’m not sure why the consensus would have been a surprise. The offering that we did of indentures and then the buyback of stock happened on August the 2nd. So you didn’t get the full effect of it for a quarter. We would expect that for the fourth quarter barring any future acquisitions or buybacks, both of which could happen, of course, in the fourth quarter, that the share count for the fourth quarter will be below 40 million shares.

Jack Dunn:	And there’s the good effect that as our stock price continues to rise, it has an effect on the shares outstanding from the options and convertibles that we have outstanding.

Gabner Vaughner:	But all in all, you think less than 40 million for Q-4?

Jack Dunn:	Yes. You understand that for the — obviously for the third quarter we had an average shares outstanding that was much higher because in the beginning we had all those shares outstanding we didn’t accomplish the buyback until, I think it was August the 2nd.

Ted Pincus:	August 2nd.

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Gabner Vaughner:	Well, I see that, but, you know, you beat on EBITDA but you missed on EPS. The only explanation plausible for this is that analysts got their share counts wrong.

Ted Pincus:	No. You also have to look below the line. In addition to the change in the share count, of course we incurred interest expense for two months in that quarter at the rate of $350 million of debt. And, furthermore, for the acquisition of Cambio that we made at the end of May 31st, this year, you had the full amortization of their intangibles for the three months in the third quarter which you only had for one month in the second quarter. It’s those three factors put together that can answer your question.

Jack Dunn:	As you’ll remember the — both with Cambio and, especially with Ringtail, there’s a little bit of an accelerated effect on that. So next year those should start to be more beneficial to us than they are in the current quarter.

Gabner Vaughner:	What was the amount of amortized intangibles this quarter?

Ted Pincus:	The amount of amortized intangibles this quarter was $1.952 million.

Gabner Vaughner:	And the final question I have is on — looking into next quarter and maybe, you know, this subsequent few quarters, what should one expect your headcount growth rate, billable headcount growth rate to be? It seems to me that in the last few quarters it has maybe exceeded what people were looking for? So it would be nice to have some kind of benchmark for growth established by you.

Jack Dunn:	Well, we look to have a — you know, a growth plan at least in our budgets of businesses that can grow ten to 14 percent, something like that. Typically we get a couple points of that, maybe three or so, out of price increases, and the rest of the way we grow is by our headcount. Now that changes a little bit with the advent of a Ring Tail and some of our scalable businesses. So I would think if you look at us as a grower of eight to nine percent in headcount, taking into effect that we backed that off depending if we were — if we had the opportunity to do an acquisition, which would also make up for that. So that’s — we would — that would be a fair amount to build in, eight to nine percent.

Gabner Vaughner:	Okay. Thank you.

Operator:	Thank you. And, gentlemen, at this time we have no further questions. Please continue with any closing remarks you’d like to make.

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Jack Dunn:	Okay. Dennis, why don’t you give us a couple of your thoughts on the quarter.

Dennis Shaughnessy:	I think the quarter was, you know, a quarter that really allowed us to strengthen the balance sheet. We put a tremendous amount of liquidity on the books. We were able to effectuate a major buyback, which we have been promising to shareholders. And we’ll really reap the benefits, as we just discussed, with a different denominator of the stock in the future. But more importantly, I think it’s allowed us to sort of, you know, help set the table for where we think we’ll go in the next four to five quarters, which is we feel we have a lot of momentum in all three areas of the practices. We feel that demand is there. We’re very pleased with our ability to attract the senior people that we did in the quarter. I mean, it has the effect of making it a little lumpy as far as the way you absorb the recruiting and the sign up costs, but they also come with books of business. They hit the ground, you know, running reasonably well. And more importantly, you know, they really add to our muscle mass as we go forward to produce more business.

So I would say, you know, we’re pleased with the accomplishments that we’re able to effectuate for the quarter and, more importantly, we’re pleased that we’ve been able to help mass the company up even more to support, you know, a larger and more robust operation of the next four to five quarters.

Jack Dunn:	Great. With that, on behalf of the management team, thank you very much for being with us and we look forward to our next conference call after the fourth quarter. Thank you.

Operator:	Ladies and gentlemen, this concludes the FTI Consulting Third Quarter 2005 earnings conference call. If you’d like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and use the access code of 11041990 followed by the pound sign. A webcast of this call will also be available on the company’s website WWW.FTICONSULTING.COM for the next 90 days.

We thank you for your participation in today’s call and at this time you may now disconnect.

END

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